Exhibit 99.1

NEWS NEWS NEWS

4 Parkway North, Suite 400
Deerfield, IL 60015

Contact:	Dan Swenson Senior Director, Investor Relations and Corporate Communications
847-405-2515 — dswenson@cfindustries.com

Tony Will Elected President and Chief Executive Officer
and Appointed to the Board of Directors of CF Industries

DEERFIELD, Illinois — (Business Wire) — Deerfield, IL (December 20, 2013) — CF Industries Holdings, Inc. (NYSE:CF), announced today that its board of directors has elected W. Anthony Will to the position of president and chief executive officer effective January 2, 2014.  The board also has expanded its size to nine directors and appointed Will to the board effective January 2, 2014.

Will will succeed Stephen R. Wilson as the company’s president and chief executive officer effective January 2, 2014.  As announced on September 16, 2013, Wilson will remain a director of the company and serve as non-executive chairman.

Will, 48, joined CF Industries in 2007 as the company’s first vice president, corporate development.  In 2009, he was promoted to his present position, senior vice president, manufacturing and distribution, with responsibility for annual production of 15 million tons of fertilizer and its distribution through some 70 locations.  Will earned a B.S. degree in electrical engineering from Iowa State University and an MBA from Northwestern University’s Kellogg School of Management.

“I am honored to have the opportunity to lead the outstanding team we have assembled at CF Industries.  We have an advantaged business model and a demonstrated track record of superior execution and are implementing a set of strategic initiatives that I am confident will create significant value,” Will said.  “I want to thank Steve who has provided tremendous leadership over the years and delivered exceptional returns for our shareholders while building a strong company.”

In connection with the transition in leadership, the company announced the following realignment of responsibilities:

•                  Philipp P. Koch, currently senior vice president, supply chain, has been named senior vice president, manufacturing, and will oversee the company’s manufacturing operations and capacity expansion program;

•                  Bert A. Frost, senior vice president, sales and market development, will have additional responsibility for production planning and distribution facilities; and

•                  Christopher D. Bohn, currently vice president, corporate planning, will become vice president, supply chain, with responsibility for transportation and raw materials procurement.

About CF Industries Holdings, Inc.

CF Industries Holdings, Inc., through its subsidiaries, is a global leader in nitrogen and phosphate fertilizer manufacturing and distribution, serving both agricultural and industrial customers. CF Industries, headquartered in Deerfield, Illinois, operates world-class nitrogen fertilizer manufacturing complexes in the central United States and Canada; conducts phosphate mining and manufacturing operations in central Florida; and distributes plant nutrients through a system of terminals, warehouses, and associated transportation equipment located primarily in the midwestern United States. The company also owns 50 percent interests in GrowHow UK Limited, a fertilizer manufacturer in the United Kingdom; an ammonia facility in The Republic of Trinidad and Tobago; and KEYTRADE AG, a global fertilizer trading organization headquartered near Zurich, Switzerland. CF Industries routinely posts investor announcements and additional information on the company’s Web site at www.cfindustries.com and encourages those interested in the company to check there frequently.

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